     Immediate
     Scott Monette
     314/877-7113

                         RALCORP HOLDINGS, INC. REVISED
                       THIRD QUARTER FISCAL 2002 EARNINGS

ST. LOUIS, MO, AUGUST 14, 2002 Ralcorp Holdings, Inc. [NYSE:RAH] today announced revised net earnings for the three and nine months ended June 30, 2002 reflecting the cumulative effect of an earnings restatement by Vail Resorts, Inc. [NYSE:MTN].

Ralcorp continues to hold approximately 21.5 percent of Vail Resorts' common stock and reports its portion of Vail Resorts' net earnings using the equity method. As discussed in two June Vail Resorts' press releases and its third quarter report on Form 10-Q, Vail Resorts has changed its revenue recognition policy and is restating historical results to reflect the new policy. Based upon restatement data provided to Ralcorp by Vail Resorts, Ralcorp's share of the cumulative effect of the change through June 30, 2002 was a reduction of equity earnings of $3.2 million ($2.1 million net of related deferred income taxes), or $.07 per diluted share. The effect on Ralcorp's diluted earnings per share would have been no more than $.02 for each of the past five fiscal years. Because the amounts were immaterial to any single reporting period and in total, the Company chose to reflect the full impact in the third quarter of 2002 rather than restate its previously reported financial statements. As a result, adjusted non-cash pre-tax equity earnings for the third quarter ended June 30, 2002 were $7.4 million compared to $9.3 million for last year's third quarter. See the attached schedule and notes for additional information regarding the quarter and nine month results for both years as revised. The revision had no effect on Earnings before Equity Earnings or Food Business EBITDA for the reported periods.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc., the premier mountain resort operator in North America.

                                       ###





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                             RALCORP HOLDINGS, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                       (In millions except per share data)

                                         Three Months Ended   Nine Months Ended
                                               June 30,            June 30,
                                          -----------------   -----------------
                                            2002      2001      2002      2001
                                          -------   -------   -------   -------
Net Sales                                 $ 314.9   $ 289.9   $ 953.5   $ 864.1
                                          -------   -------   -------   -------

Costs and Expenses
  Cost of products sold                     251.5     233.5     763.8     699.8
  Selling, general and administrative        41.3      38.8     122.0     114.0
  Interest expense, net                       1.2       3.9       4.7      12.7
  Plant closure and relocation costs            -        .2         -       1.6
  Merger termination fee, net
    of related expenses                         -         -         -      (4.2)
                                          -------   -------   -------   -------
    Total Costs and Expenses                294.0     276.4     890.5     823.9
                                          -------   -------   -------   -------
Earnings before Income Taxes
  and Equity Earnings                        20.9      13.5      63.0      40.2
Income Taxes                                  7.6       5.1      22.7      15.3
                                          -------   -------   -------   -------

Earnings before Equity Earnings              13.3       8.4      40.3      24.9
Equity in Earnings of Vail Resorts, Inc.,
  Net of Related Deferred Income Taxes        4.8       6.0       5.2       5.9
                                          -------   -------   -------   -------

Net Earnings                              $  18.1   $  14.4   $  45.5   $  30.8
                                          =======   =======   =======   =======

Earnings per Share
  Basic                                   $   .60   $   .48   $  1.52   $  1.03
  Diluted                                 $   .59   $   .48   $  1.49   $  1.03

Weighted Average Shares Outstanding
  Basic                                      30.0      29.9      29.9      29.9
  Diluted                                    30.6      30.1      30.4      30.1

Notes:

1. During the fourth quarter of fiscal 2001, the Company implemented accounting reclassifications as a result of EITF 00-10, 00-14, and 00-25. These reclassifications had no impact on net earnings or earnings per share but did affect reported net sales, costs of products sold, and selling, general and administrative expenses. All periods presented reflect these reclassifications.

2. Agribrands International, Inc. terminated a merger agreement with Ralcorp on December 1, 2000. In accordance with the agreement, Ralcorp received a payment of $5.0 as a termination fee, which was recorded in the first quarter of fiscal 2001 net of related expenses.

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